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                     June 27, 2022

       Alex Ko
       Senior Executive Vice President & Chief Financial Officer
       Hope Bancorp, Inc.
       3200 Wilshire Boulevard, Suite 1400
       Angeles, California 90010

                                                        Re: Hope Bancorp, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 000-50245

       Dear Mr. Ko:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance